Exhibit 21.1

SUBSIDIARIES OF DOLPHIN ENTERTAINMENT, INC

42WEST, LLC

THE DOOR MARKETING GROUP, LLC

SHORE FIRE MEDIA, LTD

BE SOCIAL PUBLIC RELATIONS, LLC

CYBERGEDDON PRODUCTIONS, LLC

DOLPHIN WOODSTOCK PRODUCTIONS, LLC

DOLPHIN FILMS, INC

DLPN PRODUCTIONS LLC

DOLPHIN NFT STUDIOS, INC.

THE DIGITAL DEPT., LLC formerly known as Socialyte LLC

SPECIAL PROJECTS MEDIA, LLC

SOCIAL MIDCO, LLC

ELLE COMMUNICATIONS, LLC

ALWAYS ALPHA SPORTS MANAGEMENT LLC

The following are subsidiaries of Dolphin Films, Inc

YOUNGBLOOD PRODUCTIONS LLC

DOLPHIN MAX STEEL HOLDINGS LLC

JB BELIEVE, LLC

DOLPHIN CP PRODUCTIONS LLC